Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
October 28, 2014	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Record Results for the Third Quarter of 2014

Declares Cash Dividend of $0.19 per Share and 5% Stock Dividend for Landmark Stockholders

(Manhattan, KS, October 28, 2014) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported record net earnings of $2.2 million ($0.67 per diluted share) for the quarter ended September 30, 2014, compared to $1.3 million ($0.41 per diluted share) for the third quarter of 2013. For the nine months ended September 30, 2014, Landmark reported record net earnings of $6.0 million ($1.85 per diluted share), compared to $4.1 million ($1.32 per diluted share) in the first nine months of 2013. Management will host a conference call to discuss these results at 10:00 a.m. (CT) on Wednesday, October 29, 2014. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through November 30, 2014, by dialing (877) 344-7529 and using conference number 10054621.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.19 per share, to be paid November 28, 2014, to common stockholders of record on November 17, 2014. The Board of Directors also declared a 5% stock dividend issuable December 16, 2014, to common stockholders of record on December 2, 2014. This is the 14th consecutive year that the Board has declared a 5% stock dividend.

Michael E. Scheopner, President and Chief Executive Officer, commented: “We are pleased to deliver record net earnings of $2.2 million for the third quarter of 2014, a 69.2% year-over-year increase, driven primarily by our successful acquisition of Citizens Bank on November 1, 2013. The Citizens Bank acquisition represented a milestone in our disciplined approach to building the scale of Landmark National Bank’s franchise, adding to our earning power through higher levels of interest-earning assets, net interest margin and non-interest income in the first nine months of 2014. During the third quarter of 2014, return on average assets was 1.02% and return on average equity was 12.47%, representing increases from 0.80% and 8.19%, respectively, during the third quarter of 2013. While we continue to focus on growing Landmark’s loan portfolio with quality credit relationships, the low interest rate environment and slow-growth economy represent ongoing headwinds to further improving our net interest margin and expanding lending. Despite these challenges, we believe Landmark’s risk management practices and capital strength position us well for long-term growth as the economy expands and the interest rate environment begins to return to a level more in line with historical norms.”

Third Quarter Financial Highlights

Net interest income was $6.3 million for the quarter ended September 30, 2014, an increase of $1.7 million, or 36.4%, from the third quarter of 2013. Net interest margin, on a tax equivalent basis, increased from 3.40% in the third quarter of 2013 to 3.47% in the third quarter of 2014. The increases in net interest income and net interest margin were primarily the result of the acquisition of Citizens Bank, which increased average interest-earning assets 33.0% from $572.8 million in the third quarter of 2013 to $761.8 million in the third quarter of 2014. Landmark’s provision for loan losses declined to $150,000 during the third quarter of 2014 from $200,000 during the same period of 2013.

Total non-interest income was $3.9 million in the third quarter of 2014, an increase of $1.1 million, or 38.7%, compared to the same period of 2013, primarily as a result of increases of $479,000 in gains on sales of loans, $466,000 in fees and service charges and $138,000 in other non-interest income. The increase in non-interest income was primarily a result of the Citizens Bank acquisition.

Non-interest expense increased $1.4 million, or 26.1%, to $7.0 million for the third quarter of 2014 compared to the same period of 2013, mainly reflecting the addition of operating costs relating to the eight branches assumed in the Citizens Bank acquisition. The increase in non-interest expense was primarily the result of increases of $1.1 million in compensation and benefits, $357,000 in occupancy and equipment, $139,000 in other non-interest expense, $122,000 in data processing and $101,000 in amortization expense. Partially offsetting those increases were declines of $206,000 in foreclosure and other real estate expense and $176,000 in acquisition costs as the third quarter of 2013 reflected higher costs associated with liquidating other real estate and the acquisition of Citizens Bank. During the third quarter of 2014, Landmark recorded income tax expense of $800,000, compared to $342,000 during the same period of 2013. Landmark’s effective tax rate increased from 21.0% in the third quarter of 2013 to 26.9% in the third quarter of 2014 as a result of higher earnings before income taxes, while tax-exempt income remained relatively stable between the periods.

Year-to-Date Financial Highlights

Net interest income was $18.3 million for the first nine months of 2014, an increase of $4.9 million, or 36.7%, from the same period of 2013. Net interest margin, on a tax equivalent basis, increased from 3.37% in the first nine months of 2013 to 3.48% in the same period of 2014. The increases in net interest income and net interest margin were primarily the result of the acquisition of Citizens Bank, which increased average interest-earning assets 31.0% from $570.4 million during the first nine months of 2013 to $747.1 million in the same period of 2014. Landmark’s provision for loan losses declined to $600,000 during the first nine months of 2014 from $800,000 during the same period of 2013.

Total non-interest income was $11.2 million in the first nine months of 2014, an increase of $3.3 million, or 41.2%, compared to the same period of 2013, primarily as a result of increases of $1.5 million in gains on sales of loans, $1.3 million in fees and service charges and $447,000 in other non-interest income. The increase in non-interest income was primarily a result of the Citizens Bank acquisition.

In the first nine months of 2014, Landmark recognized $39,000 in gains on sales of investment securities after selling approximately $1.1 million of municipal bonds which were identified for sale as part of the ongoing credit review of the portfolio. No such gains or losses were realized during the same period of 2013.

Non-interest expense increased $5.6 million, or 36.7%, to $20.9 million for the first nine months of 2014 compared to the same period of 2013, primarily reflecting ongoing operating costs relating to the branches assumed in the Citizens Bank acquisition. The increase in non-interest expense was primarily the result of increases of $3.1 million in compensation and benefits, $1.1 million in occupancy and equipment, $664,000 in other non-interest expense, $496,000 in amortization and $373,000 in data processing, with the increase in amortization expense in the first nine months of 2014 primarily resulting from a lower level of expense recorded during 2013 as a result of the reversal of a $212,000 valuation allowance against Landmark’s mortgage servicing rights portfolio. Partially offsetting those increases were declines of $234,000 in foreclosure and other real estate expense and $176,000 in acquisition costs as 2013 reflected higher costs associated with liquidating other real estate and the acquisition of Citizens Bank. During the first nine months of 2014, Landmark recorded income tax expense of $2.2 million, compared to $1.2 million during the same period of 2013. Landmark’s effective tax rate increased from 21.8% in the first nine months of 2013 to 26.7% in the same period of 2014 as a result of higher earnings before income taxes, while tax-exempt income remained relatively stable between the periods.

Balance Sheet Highlights

Total assets increased $23.1 million, or 2.8%, to $851.9 million at September 30, 2014, from $828.8 million at December 31, 2013. Net loans increased $1.9 million, or 0.5%, to $415.9 million at September 30, 2014, compared to $414.0 million at December 31, 2013. Investment securities increased $34.7 million, or 11.4%, to $340.2 million at September 30, 2014, from $305.5 million at December 31, 2013. Stockholders’ equity increased to $70.0 million (book value of $22.06 per share) at September 30, 2014, from $62.7 million (book value of $19.96 per share) at December 31, 2013. In addition to retained earnings, the increase in stockholders’ equity was due in part to unrealized gains on investment securities. The ratio of equity to total assets increased to 8.22% at September 30, 2014, from 7.56% at December 31, 2013, and the ratio of tangible equity to tangible assets increased to 5.79% from 5.00% as of the same dates.

At September 30, 2014, the allowance for loan losses was $5.2 million, or 1.24% of gross loans outstanding, compared to $5.5 million, or 1.32% of gross loans outstanding, at December 31, 2013. Non-performing loans decreased to $6.1 million, or 1.45% of gross loans, at September 30, 2014, from $9.8 million, or 2.35% of gross loans, at December 31, 2013. Landmark recorded net loan charge-offs of $918,000 during the first nine months of 2014 compared to net loan charge-offs of $255,000 during the same period of 2013. The increase in net loan charge-offs was principally associated with a previously impaired commercial loan relationship that was liquidated during the second quarter of 2014.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi)  changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; and (xvi) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	September 30,	December 31,
	2014	2013
ASSETS:
Cash and cash equivalents	$13,365	$29,735
Investment securities	340,194	305,517
Loans, net	415,864	414,016
Loans held for sale	10,233	7,864
Premises and equipment, net	20,657	20,634
Bank owned life insurance	17,725	17,342
Goodwill	17,532	17,532
Other intangible assets, net	4,434	4,811
Other assets	11,859	11,304
TOTAL ASSETS	$851,863	$828,755

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$688,335	$687,486
Federal Home Loan Bank and other borrowings	83,304	68,744
Other liabilities	10,182	9,833
Total liabilities	781,821	766,063
Stockholders' equity	70,042	62,692
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$851,863	$828,755

LOANS (unaudited):

One-to-four family residential real estate	$128,054	$125,087
Construction and land	23,426	23,776
Commercial real estate	117,025	119,390
Commercial	64,249	61,383
Agriculture	58,538	62,287
Municipal	9,321	8,846
Consumer	20,319	18,600
Net deferred loan costs and loans in process	154	187
Allowance for loan losses	(5,222)	(5,540)
Loans, net	$415,864	$414,016

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$6,100	$9,836
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	159	400
Total non-performing assets	$6,259	$10,236

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.48%	0.34%
Total non-performing loans to gross loans outstanding	1.45%	2.35%
Total non-performing assets to total assets	0.73%	1.24%
Allowance for loan losses to gross loans outstanding	1.24%	1.32%
Allowance for loan losses to total non-performing loans	85.61%	56.32%
Equity to total assets	8.22%	7.56%
Tangible equity to tangible assets (1)	5.79%	5.00%
Book value per share (2)	$22.06	$19.96

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.
(2) Per share value at December 31, 2013 has been adjusted to give effect to the 5% stock dividend paid during December 2013.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Interest income:
Loans	$5,355	$4,078	$15,824	$12,028
Investment securities and other	1,705	1,245	4,914	3,676
Total interest income	7,060	5,323	20,738	15,704

Interest expense:
Deposits	305	312	945	1,044
Borrowed funds	492	419	1,454	1,240
Total interest expense	797	731	2,399	2,284

Net interest income	6,263	4,592	18,339	13,420
Provision for loan losses	150	200	600	800
Net interest income after provision for loan losses	6,113	4,392	17,739	12,620

Non-interest income:
Fees and service charges	1,929	1,463	5,521	4,176
Gains on sales of loans, net	1,526	1,047	4,488	2,956
Bank owned life insurance	128	136	383	426
Other	271	133	845	398
Total non-interest income	3,854	2,779	11,237	7,956

Investment securities:
Net impairment losses	-	-	-	-
Gains on sales of investment securities, net	-	-	39	-
Investment securities gains, net	-	-	39	-

Non-interest expense:
Compensation and benefits	3,607	2,544	10,585	7,450
Occupancy and equipment	1,120	763	3,327	2,198
Acquisition costs	-	176	-	176
Professional fees	228	217	843	699
Amortization of intangibles	339	238	974	478
Data processing	356	234	1,069	696
Advertising	126	107	346	321
Federal deposit insurance premiums	126	107	391	338
Foreclosure and real estate owned expense	40	246	71	305
Other	1,051	912	3,291	2,627
Total non-interest expense	6,993	5,544	20,897	15,288

Earnings before income taxes	2,974	1,627	8,118	5,288
Income tax expense	800	342	2,168	1,154
Net earnings	$2,174	$1,285	$5,950	$4,134

Net earnings per share (1)
Basic	$0.68	$0.42	$1.88	$1.34
Diluted	0.67	0.41	1.85	1.32

Shares outstanding at end of period (1)	3,174,799	3,082,625	3,174,799	3,082,625

Weighted average common shares outstanding - basic (1)	3,174,799	3,082,625	3,166,312	3,074,655
Weighted average common shares outstanding - diluted (1)	3,231,104	3,128,867	3,211,621	3,127,627

OTHER DATA (unaudited):

Return on average assets (2)	1.02%	0.80%	0.96%	0.87%
Return on average equity (2)	12.47%	8.19%	11.94%	8.72%
Return on average tangible equity (2) (3)	18.30%	10.98%	17.85%	11.58%
Net interest margin (2) (4)	3.47%	3.40%	3.48%	3.37%

(1) Share and per share values at or for the periods ended September 30, 2013 have been adjusted to give effect to the 5% stock dividend paid during December 2013.
(2) Information for the three and nine months ended September 30 is annualized.
(3) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.
(4) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.